Exhibit 10.24

National Vision, Inc.
 Severance Plan

As amended and restated
 As of

March 15, 2017

Plan 600

National Vision, Inc. Severance Plan

The National Vision, Inc. Severance Plan (the “Plan”) provides separation pay benefits to eligible employees of National Vision, Inc. and its subsidiaries (the “Company”).

The provisions of the Plan are set forth for each eligible group of employees in the following summary plan descriptions, all as amended from time to time, which are incorporated herein by reference:

Executives
Vice Presidents
Directors
District Managers
Managers and Other Associates at a similar job level
Assistant Managers and Associates (full-time and part-time working 30 hours or more in the field)
Exempt Employees – RSC (full-time exempt employees employed at the administrative office)
 Non-exempt Employees – RSC (full-time and part-time working 30 hours or more at the administrative offices)

In addition, the provisions of the Plan are supplemented for each group by the terms of this document which is the “wrap” plan document.

Legal Status

The Plan is a welfare benefit plan for purposes of ERISA.

The Plan is unfunded and all benefits are paid from the general assets of the Company.

The Plan is established by the Company and the Company may amend, suspend, or terminate the Plan at any time by action of the Board of Directors of the Company, or by such person or entity as authorized by the Board of Directors.

Section 409A Compliance

It is intended that this Plan shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code. It is expected that payments under this Plan will be exempt from Section 409A of the Code.

For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion for certain short-term deferral amounts and separation pay amounts under Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception under Section 409A shall be deemed to be paid first, remaining payments that qualify for the “separation pay plan” exception under Section 409A shall be deemed paid next, any remaining payments that may qualify for another exception under Section 409A of the Code shall be deemed paid next and then any remaining payments shall comply with Section 409A of the Code as deferred compensation.

All payments to be made upon a termination of employment under this Plan that constitute non-qualified deferred compensation may only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding anything to the contrary in this Plan, if a termination of employment is not such a “separation from service”, then, if required in order to comply with the provisions of Code Section 409A, payment of Severance Pay shall be delayed until such a separation from service occurs.

Notwithstanding anything in this Plan to the contrary, if an employee is deemed by the Company at the time of the employee’s separation from service to be a “specified employee” for purposes of Section 409A and to the extent delayed commencement of any portion of the payments to which the employee is entitled under this Plan is required in order to avoid subjecting the employee to additional tax or interest (or both) under Section 409A, then any such payment shall not be provided to the employee prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the separation from service or (ii) the date of the employee’s death.  Upon the first business day following the expiration of the applicable period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the employee (or, if applicable, the employee’s estate, heirs or legal representatives), and any remaining payments due to the employee under this Plan shall be paid as otherwise provided herein.

In no event may a Participant of the Plan, directly or indirectly, designate the calendar year of any payment under this Plan.

To the extent permitted under Section 409A of the Code or any Internal Revenue Service (“IRS”) or Treasury rules or other guidance issued thereunder, the Company may, in consultation with an affected Participant, modify the Plan in order to cause the provisions of the Plan to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Participant pursuant to Section 409A of the Code.

Approval

This Plan, as amended and restated, has been approved by the Board of Directors, or its duly designated officer or committee on the 15th day of March, 2017.

NATIONAL VISION, INC.

By:	/s/ L. Reade Fahs